UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.
___________)*

INTRALASE CORP.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

461169 10 4

(CUSIP Number)

DECEMBER 31, 2004

(Date of Event Which Requires Filing of this Statement)

Check
the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]

Rule 13d-1(b)

[ ]

Rule 13d-1(c)

[ X ]

Rule 13d-1(d)

*The
remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The
information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934
("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

       CUSIP No. 461169
10 4

1.

Names of Reporting Persons.
I.R.S.
      Identification Nos. of above persons (entities
      only).
 .....................................................VERSANT
      VENTURES I, LLC......................................

2.

       Check the Appropriate Box
if a Member of a Group (See Instructions)

(a)

       .........................................................................................................................

(b)

       .........................................................................................................................

3.

       SEC Use
      Only............................................................................................................

4.

       Citizenship or Place of Organization
      ...........................................................................
CALIFORNIA

       Number of Shares Beneficially Owned by Each
Reporting Person With

5.

       Sole Voting Power
      ..................................................................................
2,091,386

6.

       Shared Voting Power
      ..............................................................................
0

7.

       Sole Dispositive
      Power.............................................................................
2,091,386

8.

       Shared Dispositive Power
      ........................................................................
0

9.

       Aggregate Amount Beneficially Owned
      by Each Reporting Person...............................
2,091,386

10.

       Check if the Aggregate Amount in Row
      (9) Excludes Certain Shares (See Instructions) .................

11.

       Percent of Class Represented by
      Amount in Row (9) .................................................
7.88%

12.

       Type of Reporting Person (See
      Instructions)
      ...............................................................
OO

Neither
the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Versant Ventures I, LLC that it is the beneficial owner of any of the Common Stock referred to herein for purposes of
Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of its pecuniary interest.

CUSIP No. 461169 10 4

1.

Names of Reporting Persons.
I.R.S.
      Identification Nos. of above persons (entities
      only).
 .....................................................VERSANT
      VENTURE CAPITAL I, L.P. ......................................

2.

       Check the Appropriate Box
if a Member of a Group (See Instructions)

(a)

       .........................................................................................................................

(b)

       .........................................................................................................................

3.

       SEC Use
      Only............................................................................................................

4.

       Citizenship or Place of Organization
      ...........................................................................
CALIFORNIA

       Number of Shares Beneficially Owned by Each
Reporting Person With

5.

       Sole Voting Power
      ..................................................................................
1,924,075

6.

       Shared Voting Power
      ..............................................................................
0

7.

       Sole Dispositive
      Power.............................................................................
1,924,075

8.

       Shared Dispositive Power
      ........................................................................
0

9.

       Aggregate Amount Beneficially Owned
      by Each Reporting Person...............................
1,924,075

10.

       Check if the Aggregate Amount in Row
      (9) Excludes Certain Shares (See Instructions) .................

11.

       Percent of Class Represented by
      Amount in Row (9) .................................................
7.25%

12.

       Type of Reporting Person (See
      Instructions)
      ...............................................................
PN

Neither
the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Versant Venture Capital I, L.P. that it is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of its pecuniary interest.

       CUSIP No. 461169
10 4

1.

Names of Reporting Persons.
I.R.S.
      Identification Nos. of above persons (entities
      only).
 .....................................................VERSANT
      SIDE FUND I, L.P. ......................................

2.

       Check the Appropriate Box
if a Member of a Group (See Instructions)

(a)

       .........................................................................................................................

(b)

       .........................................................................................................................

3.

       SEC Use
      Only............................................................................................................

4.

       Citizenship or Place of Organization
      ...........................................................................
CALIFORNIA

       Number of Shares Beneficially Owned by Each
Reporting Person With

5.

       Sole Voting Power
      ..................................................................................
37,645

6.

       Shared Voting Power
      ..............................................................................
0

7.

       Sole Dispositive
      Power.............................................................................
37,645

8.

       Shared Dispositive Power
      ........................................................................
0

9.

       Aggregate Amount Beneficially Owned
by Each Reporting Person............................... 37,645

10.

       Check if the Aggregate Amount in Row
      (9) Excludes Certain Shares (See Instructions) .................

11.

       Percent of Class Represented by
      Amount in Row (9) .................................................
0.14%

12.

       Type of Reporting Person (See
      Instructions)
      ...............................................................
PN

Neither
the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Versant Side Fund I, L.P. that it is the beneficial owner of any of the Common Stock referred to herein for purposes of
Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of its pecuniary interest.

       CUSIP No. 461169
10 4

1.

Names of Reporting Persons.
I.R.S.
      Identification Nos. of above persons (entities
      only).
 .....................................................VERSANT
      AFFILIATES FUND I-A, L.P. ......................................

2.

       Check the Appropriate Box
if a Member of a Group (See Instructions)

(a)

       .........................................................................................................................

(b)

       .........................................................................................................................

3.

       SEC Use
      Only............................................................................................................

4.

       Citizenship or Place of Organization
      ...........................................................................
CALIFORNIA

       Number of Shares Beneficially Owned by Each
Reporting Person With

5.

       Sole Voting Power
      ..................................................................................
41,828

6.

       Shared Voting Power
      ..............................................................................
0

7.

       Sole Dispositive
      Power.............................................................................
41,828

8.

       Shared Dispositive Power
      ........................................................................
0

9.

       Aggregate Amount Beneficially Owned
by Each Reporting Person............................... 41,828

10.

       Check if the Aggregate Amount in Row
      (9) Excludes Certain Shares (See Instructions) .................

11.

       Percent of Class Represented by
      Amount in Row (9) .................................................
0.16%

12.

       Type of Reporting Person (See
      Instructions)
      ...............................................................
PN

Neither
the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Versant Affiliates Fund I-A, L.P. that it is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of its pecuniary interest.

       CUSIP No. 461169
10 4

1.

Names of Reporting Persons.
I.R.S.
      Identification Nos. of above persons (entities
      only).
 .....................................................VERSANT
      AFFILIATES FUND I-B, L.P. ......................................

2.

       Check the Appropriate Box
if a Member of a Group (See Instructions)

(a)

       .........................................................................................................................

(b)

       .........................................................................................................................

3.

       SEC Use
      Only............................................................................................................

4.

       Citizenship or Place of Organization
      ...........................................................................
CALIFORNIA

       Number of Shares Beneficially Owned by Each
Reporting Person With

5.

       Sole Voting Power
      ..................................................................................
87,838

6.

       Shared Voting Power
      ..............................................................................
0

7.

       Sole Dispositive
      Power.............................................................................
87,838

8.

       Shared Dispositive Power
      ........................................................................
0

9.

       Aggregate Amount Beneficially Owned
by Each Reporting Person............................... 87,838

10.

       Check if the Aggregate Amount in Row
      (9) Excludes Certain Shares (See Instructions) .................

11.

       Percent of Class Represented by
      Amount in Row (9) .................................................
0.33%

12.

       Type of Reporting Person (See
      Instructions)
      ...............................................................
PN

Neither
the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Versant Affiliates Fund I-B, L.P. that it is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of its pecuniary interest.

       CUSIP No. 461169
10 4

1.

       Names of Reporting Persons. I.R.S.
      Identification Nos. of above persons (entities
      only).  .....................................................BRIAN
G. ATWOOD......................................

2.

       Check the Appropriate Box
if a Member of a Group (See Instructions)

(a)

       .........................................................................................................................

(b)

       .........................................................................................................................

3.

       SEC Use
      Only............................................................................................................

4.

       Citizenship or Place of Organization
      ...........................................................................
U.S.A.

       Number of Shares Beneficially Owned by Each
Reporting Person With

5.

       Sole Voting Power
      ..................................................................................
0

6.

       Shared Voting Power
      ..............................................................................
2,091,386

7.

       Sole Dispositive
      Power.............................................................................
0

8.

       Shared Dispositive Power
      ........................................................................
2,091,386

9.

       Aggregate Amount Beneficially Owned
      by Each Reporting Person...............................
2,091,386

10.

       Check if the Aggregate Amount in Row
      (9) Excludes Certain Shares (See Instructions) .................

11.

       Percent of Class Represented by
      Amount in Row (9) .................................................
7.88%

12.

       Type of Reporting Person (See
      Instructions)
      ...............................................................
IN

Neither
the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Brian G. Atwood that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section
13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

       CUSIP No. 461169
10 4

1.

       Names of Reporting Persons. I.R.S.
      Identification Nos. of above persons (entities
      only).  ..................................................... ROSS
A. JAFFE......................................

2.

       Check the Appropriate Box
if a Member of a Group (See Instructions)

(a)

       .........................................................................................................................

(b)

       .........................................................................................................................

3.

       SEC Use
      Only............................................................................................................

4.

       Citizenship or Place of Organization
      ...........................................................................
U.S.A.

       Number of Shares Beneficially Owned by Each
Reporting Person With

5.

       Sole Voting Power
      ..................................................................................
0

6.

       Shared Voting Power
      ..............................................................................
2,091,386

7.

       Sole Dispositive
      Power.............................................................................
0

8.

       Shared Dispositive Power
      ........................................................................
2,091,386

9.

       Aggregate Amount Beneficially Owned
      by Each Reporting Person...............................
2,091,386

10.

       Check if the Aggregate Amount in Row
      (9) Excludes Certain Shares (See Instructions) .................

11.

       Percent of Class Represented by
      Amount in Row (9) .................................................
7.88%

12.

       Type of Reporting Person (See
      Instructions)
      ...............................................................
IN

Neither
the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Ross A. Jaffe that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section
13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

       CUSIP No. 461169
10 4

1.

       Names of Reporting Persons. I.R.S.
      Identification Nos. of above persons (entities
      only).  .....................................................
SAMUEL D. COLELLA......................................

2.

       Check the Appropriate Box
if a Member of a Group (See Instructions)

(a)

       .........................................................................................................................

(b)

       .........................................................................................................................

3.

       SEC Use
      Only............................................................................................................

4.

       Citizenship or Place of Organization
      ...........................................................................
U.S.A.

       Number of Shares Beneficially Owned by Each
Reporting Person With

5.

       Sole Voting Power
      ..................................................................................
0

6.

       Shared Voting Power
      ..............................................................................
2,091,386

7.

       Sole Dispositive
      Power.............................................................................
0

8.

       Shared Dispositive Power
      ........................................................................
2,091,386

9.

       Aggregate Amount Beneficially Owned
      by Each Reporting Person...............................
2,091,386

10.

       Check if the Aggregate Amount in Row
      (9) Excludes Certain Shares (See Instructions) .................

11.

       Percent of Class Represented by
      Amount in Row (9) .................................................
7.88%

12.

       Type of Reporting Person (See
      Instructions)
      ...............................................................
IN

Neither
the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Samuel D. Colella that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section
13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

       CUSIP No. 461169
10 4

1.

       Names of Reporting Persons. I.R.S.
      Identification Nos. of above persons (entities
      only).  .....................................................DONALD
B. MILDER......................................

2.

       Check the Appropriate Box
if a Member of a Group (See Instructions)

(a)

       .........................................................................................................................

(b)

       .........................................................................................................................

3.

       SEC Use
      Only............................................................................................................

4.

       Citizenship or Place of Organization
      ...........................................................................
U.S.A.

       Number of Shares Beneficially Owned by Each
Reporting Person With

5.

       Sole Voting Power
      ..................................................................................
0

6.

       Shared Voting Power
      ..............................................................................
2,091,386

7.

       Sole Dispositive
      Power.............................................................................
0

8.

       Shared Dispositive Power
      ........................................................................
2,091,386

9.

       Aggregate Amount Beneficially Owned
      by Each Reporting Person...............................
2,091,386

10.

       Check if the Aggregate Amount in Row
      (9) Excludes Certain Shares (See Instructions) .................

11.

       Percent of Class Represented by
      Amount in Row (9) .................................................
7.88%

12.

       Type of Reporting Person (See
      Instructions)
      ...............................................................
IN

Neither
the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Donald B. Milder that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section
13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

       CUSIP No. 461169
10 4

1.

       Names of Reporting Persons. I.R.S.
      Identification Nos. of above persons (entities
      only).  .....................................................BARBARA
N. LUBASH......................................

2.

       Check the Appropriate Box
if a Member of a Group (See Instructions)

(a)

       .........................................................................................................................

(b)

       .........................................................................................................................

3.

       SEC Use
      Only............................................................................................................

4.

       Citizenship or Place of Organization
      ...........................................................................
U.S.A.

       Number of Shares Beneficially Owned by Each
Reporting Person With

5.

       Sole Voting Power
      ..................................................................................
0

6.

       Shared Voting Power
      ..............................................................................
2,091,386

7.

       Sole Dispositive
      Power.............................................................................
0

8.

       Shared Dispositive Power
      ........................................................................
2,091,386

9.

       Aggregate Amount Beneficially Owned
      by Each Reporting Person...............................
2,091,386

10.

       Check if the Aggregate Amount in Row
      (9) Excludes Certain Shares (See Instructions) .................

11.

       Percent of Class Represented by
      Amount in Row (9) .................................................
7.88%

12.

       Type of Reporting Person (See
      Instructions)
      ...............................................................
IN

Neither
the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Barbara N. Lubash that she is the beneficial owner of any of the Common Stock referred to herein for purposes of
Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of her pecuniary interest.

       CUSIP No. 461169
10 4

1.

       Names of Reporting Persons. I.R.S.
      Identification Nos. of above persons (entities
      only).  .....................................................REBECCA
B. ROBERTSON......................................

2.

       Check the Appropriate Box
if a Member of a Group (See Instructions)

(a)

       .........................................................................................................................

(b)

       .........................................................................................................................

3.

       SEC Use
      Only............................................................................................................

4.

       Citizenship or Place of Organization
      ...........................................................................
U.S.A.

       Number of Shares Beneficially Owned by Each
Reporting Person With

5.

       Sole Voting Power
      ..................................................................................
0

6.

       Shared Voting Power
      ..............................................................................
2,091,386

7.

       Sole Dispositive
      Power.............................................................................
0

8.

       Shared Dispositive Power
      ........................................................................
2,091,386

9.

       Aggregate Amount Beneficially Owned
      by Each Reporting Person...............................
2,091,386

10.

       Check if the Aggregate Amount in Row
      (9) Excludes Certain Shares (See Instructions) .................

11.

       Percent of Class Represented by
      Amount in Row (9) .................................................
7.88%

12.

       Type of Reporting Person (See
      Instructions)
      ...............................................................
IN

Neither
the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Rebecca B. Robertson that she is the beneficial owner of any of the Common Stock referred to herein for purposes of
Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of her pecuniary interest.

       CUSIP No. 461169
10 4

1.

       Names of Reporting Persons. I.R.S.
      Identification Nos. of above persons (entities
      only).  .....................................................
WILLIAM J. LINK......................................

2.

       Check the Appropriate Box
if a Member of a Group (See Instructions)

(a)

       .........................................................................................................................

(b)

       .........................................................................................................................

3.

       SEC Use
      Only............................................................................................................

4.

       Citizenship or Place of Organization
      ...........................................................................
U.S.A.

       Number of Shares Beneficially Owned by Each
Reporting Person With

5.

       Sole Voting Power
      ..................................................................................
0

6.

       Shared Voting Power
      ..............................................................................
2,091,386

7.

       Sole Dispositive
      Power.............................................................................
0

8.

       Shared Dispositive Power
      ........................................................................
2,091,386

9.

       Aggregate Amount Beneficially Owned
      by Each Reporting Person...............................
2,091,386

10.

       Check if the Aggregate Amount in Row
      (9) Excludes Certain Shares (See Instructions) .................

11.

       Percent of Class Represented by
      Amount in Row (9) .................................................
7.88%

12.

       Type of Reporting Person (See
      Instructions)
      ...............................................................
IN

Neither
the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by William J. Link that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section
13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

       CUSIP No. 461169
10 4

Item 1.

(a)

       Name of Issuer:
                 INTRALASE
CORP.

(b)

       Address of Issuer's Principal Executive
Offices

        3
      Morgan

        Irvine, CA 92618

Item 2.

(a)

Name of Person Filing

Versant Ventures I, LLC

      (GP-I)

Versant Venture Capital I, L.P.

      (VVC-I)

Versant Side Fund I, L.P.

      (VSF-I)

Versant Affiliates Fund I-A, L.P.
                (VAF-IA)

Versant Affiliates Fund I-B, L.P.
                (VAF-IB)

Donald B.
      Milder
      (DBM)

Brain G. Atwood

      (BGA)

Ross A.
      Jaffe
      (RAJ)

Samuel D.
      Colella
      (SDC)

Barbara N.
      Lubash
      (BNL)

Rebecca B.
      Robertson
      (RBR)

William J.
      Link
      (WJL)

Versant Ventures I, LLC (“GP-I”) is the
      General Partner of
VVC-I, VSF-I, VAF-IA & VAF-IB.

DBM,
      BGA, RAJ, SDC, BNL, RBR & WJL are Managing Directors of
GP-I.

(b)

       Address of Principal Business Office or, if
none, Residence

       Versant Ventures 3000 Sand Hill
Road Building Four, Suite 210 Menlo Park, CA 94025

(c)

Citizenship

       GP-I, VVC-I, VSF-I, VAF-IA & VAF-IB =
      California DMB, BGA, RAJ, SDC, BNL, RBR & WJL = United
States

(d)

       Title of Class of
      Securities         Common
Stock

(e)

       CUSIP Number

461169 10 4

       CUSIP No. 461169
10 4

       Item 3. Not
applicable

       Item 4. Ownership. See Rows
5 through 11 of cover pages

Item 5.
Ownership of Five Percent
      or Less of a Class
If this statement is being filed to report the fact
      that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities,
      check the following [   ].

Item 6.
Ownership of More than
      Five Percent on Behalf of Another Person.

Under certain
      circumstances set forth in VVC-I, VSF-I, VAF-IA, & VAF-IB’s Limited
      Partnership Agreements, the General Partner and Limited Partners of each of such funds have the right to receive dividends from, or the proceeds from the sale of, the Common Stock of Issuer owned by each such fund.

       Item 7. Identification and
      Classification of the Subsidiary Which Acquired the Security Being
      Reported on By the Parent Holding Company or Control Person.
       Not
applicable.

       Item 8. Identification and
      Classification of Members of the Group
Not applicable.

       Item 9. Notice of Dissolution of
      Group
       Not
applicable.

Item 10.
Certification
By
      signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

       CUSIP No. 461169
10 4

EXHIBITS

       A:  Joint
Filing Statement

SIGNATURE

After
reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

VERSANT
VENTURES I, LLC

Date:       February 9, 2005

VERSANT
VENTURE CAPITAL I, L.P.

  By
its General Partner, Versant Ventures I, LLC

VERSANT
SIDE FUND I, L.P.

  By
its General Partner, Versant Ventures I, LLC

VERSANT
AFFILIATES FUND I-A, L.P.

  By
its General Partner, Versant Ventures I, LLC

VERSANT
AFFILIATES FUND I-B, L.P.

  By
its General Partner, Versant Ventures I, LLC

By:     _______________________________________

Donald B. Milder, Managing Director

_______________________________________________

Donald
B. Milder

BRIAN
G. ATWOOD

ROSS
A. JAFFE

SAMUEL
D. COLELLA

BARBARA
N. LUBASH

REBECCA
B. ROBERTSON

WILLIAM
J. LINK

_______________________________________________

Robin
L. Praeger, Authorized Signer

       CUSIP No. 461169
10 4

Exhibit A

JOINT FILING STATEMENT

         Pursuant to Rule
13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached
Schedule 13G is filed on behalf of each of us.

VERSANT
VENTURES I, LLC

Date:       February 9, 2005

VERSANT
VENTURE CAPITAL I, L.P.

  By
its General Partner, Versant Ventures I, LLC

VERSANT
SIDE FUND I, L.P.

  By
its General Partner, Versant Ventures I, LLC

VERSANT
AFFILIATES FUND I-A, L.P.

  By
its General Partner, Versant Ventures I, LLC

VERSANT
AFFILIATES FUND I-B, L.P.

  By
its General Partner, Versant Ventures I, LLC

By:     _______________________________________

Donald B. Milder, Managing Director

_______________________________________________

Donald
B. Milder

BRIAN
G. ATWOOD

ROSS
A. JAFFE

SAMUEL
D. COLELLA

BARBARA
N. LUBASH

REBECCA
B. ROBERTSON

WILLIAM
J. LINK

_______________________________________________

Robin
L. Praeger, Authorized Signer